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Exhibit 10.1

REPURCHASE AND CONVERSION AGREEMENT

by and between

OMEGA HEALTHCARE INVESTORS, INC.

and

EXPLORER HOLDINGS, L.P.

Dated as of February 5, 2004

REPURCHASE AND CONVERSION AGREEMENT

        THIS REPURCHASE AND CONVERSION AGREEMENT (this "Agreement"), is dated as of February 5, 2004, and is by and between Omega Healthcare Investors, Inc., a Maryland company (the "Company") and Explorer Holdings, L.P., a Delaware limited partnership ("Explorer"). The Company and Explorer are collectively referred to herein as the "Parties," and individually referred to herein as a "Party").

RECITALS

        A.    Explorer currently is the beneficial owner of 1,048,420 shares (the "Explorer Series C Shares") of the Company's Series C Convertible Preferred Stock, with a liquidation preference of $100.00 per share ("Series C Preferred Stock"), and 12,543,526 shares (the "Explorer Common Shares") of the Company's common stock, par value $.10 per share ("Company Common Stock");

        B.    The Company is currently contemplating an offering (the "Offering") of an additional series of preferred stock (the "New Preferred Stock"), which shall be conducted at the sole discretion of the Company.

        C.    Explorer is willing to grant to the Company the Repurchase Option (as defined below).

        D.    If the Company exercises the Repurchase Option, immediately following the exercise of the Repurchase Option, Explorer will convert any Explorer Series C Shares not repurchased by the Company into Company Common Stock (the "Converted Common Shares," and together with the Explorer Common Shares, the "Explorer Shares");

        E.    Each of the Parties hereto acknowledge that the benefits associated with the consummation of the Transactions contemplated by this Agreement are sufficient inducement to cause the Parties hereto to carry out the obligations and other conditions precedent contained herein.

        F.    Capitalized terms used herein that are not otherwise defined shall have the respective meanings set forth in Schedule 1.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

OPTION TO REPURCHASE EXPLORER SERIES C SHARES

        1.1    Option to Repurchase of Explorer Shares.    Explorer does hereby grant to Omega the right to repurchase (the "Repurchase Option") up to 700,000 Explorer Series C Shares (the "Repurchased Explorer Shares") at a price of $145.92 per share (the "Share Repurchase Price"); provided, however, that it shall be a condition to the exercise by Omega of the Repurchase Option that the Share Repurchase Price multiplied by the number of Repurchased Explorer Shares is at least $100 million (the "Minimum Aggregate Repurchase Price"). The Repurchase Option may be exercised by the Company by delivering written notice of such exercise to Explorer setting forth the number of Repurchased Explorer Shares and the date, not more than 10 days after the date of such notice, on which the Closing hereunder will occur, which shall be the same date and at the same time and place as the closing of the Offering. Unless the Closing shall have previously occurred, this Repurchase Option shall expire at 5:00 p.m. eastern time on February 27, 2004 without any further action by the Parties. At the Closing, subject to the terms and conditions of this Agreement:

          (a)   Explorer will sell, assign, transfer, convey, and deliver to the Company all right, title, and interest of Explorer in and to the Repurchased Explorer Shares, free and clear of any Lien. Explorer shall designate at its option which of the Explorer Series C Shares are to be Repurchased Explorer Shares.

          (b)   The Company will purchase from Explorer all of its interest in and to the Repurchased Explorer Shares and shall pay to Explorer in consideration thereof an amount equal to the Share Repurchase Price multiplied by the total number of the Repurchased Explorer Shares (the "Aggregate Repurchase Price"); provided, however, that the Aggregate Repurchase Price shall equal or exceed the Minimum Aggregate Repurchase Price; and

          (c)   Explorer will convert the Explorer Series C Shares that are not repurchased pursuant to the exercise by the Company of the Repurchase Option into Converted Common Shares in accordance with the terms of the Explorer Series C Shares.

          (d)   The Company will pay to Explorer the amount set forth in Section 7.12 hereof.

        1.2    Exercise of Repurchase Option.    At the Closing, Explorer shall deliver executed stock powers, in a form reasonably satisfactory to the Company, together with those original certificates that immediately prior to the Closing represented one hundred percent (100%) of the Repurchased Explorer Shares, or a duly executed affidavit of lost certificate and indemnity for any stock certificate of the Company which has been lost, stolen, seized or destroyed (the "Company Certificates"), to the Company. Upon the surrender of the Company Certificates to the Company, the Company shall pay to Explorer, in cash or other immediately available funds by wire transfer to the accounts designated by Explorer, the Aggregate Purchase Price.

        1.3    Dividends.    Notwithstanding the repurchase or conversion of the Explorer Series C Shares, the Company will pay to Explorer the quarterly dividend of $2.72 per share of Series C Preferred Stock payable on February 16, 2004, to holders of record on February 2, 2004.

ARTICLE 2

CLOSING

        2.1    Closing Date.    The consummation of the Transactions contemplated by this Agreement (the "Closing") shall take place on the same date and at the same time and place as the closing of the Offering (the "Closing Date"), at the offices of Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street, NE, 16th Floor, Atlanta, Georgia 30303, or at such other time or place as the Parties may agree.

        2.2    Closing Deliveries.    At Closing, the Parties will deliver to each other the various certificates, instruments, and documents referred to in Sections 1.1 and 1.2 and Article 5 hereof, and will further execute, acknowledge (if appropriate), and deliver to each other Party such additional certificates, instruments and documents as their counsel reasonably may request to effect the Transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of Explorer.    Explorer represents and warrants to the Company that the following statements are true, complete and correct as of the date of this Agreement and will be true, complete and correct effective as of the Closing Date, as follows:

          (a)    Existence; Good Standing; Corporate Authority.    Explorer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Explorer is duly licensed or qualified to do business as a limited partnership and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have an Explorer Material Adverse Effect. An "Explorer Material Adverse Effect" means any change, effect, event or condition that has had or could reasonably be expected to prevent or materially delay Explorer's ability to consummate the

  Transactions contemplated hereby. Explorer has all requisite limited partnership power and authority to own, operate and lease its properties and carry on its business as now conducted.

          (b)    Authorization, Validity and Effect of Transaction Documents.    Explorer has all requisite limited partnership power and authority to execute and deliver the Transaction Documents to which it is a party. Each Transaction Document to which Explorer is a party and the consummation by Explorer of the Transactions contemplated hereby and thereby have been duly and validly authorized by the general partner of Explorer and the applicable governing body of Explorer's general partner, and no other action on the part of Explorer or Explorer's general partner is necessary to authorize such Transaction Documents or to consummate the Transactions contemplated hereby or thereby. All Transaction Documents executed and delivered by Explorer constitute the valid and binding obligations of Explorer, enforceable against it in accordance with their respective terms, except that (i) the enforceability thereof may be subject to applicable bankruptcy, reorganization, moratorium, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable and legal defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and (iii) rights to indemnification may be limited by public policy considerations.

          (c)    No Conflict; Required Filings and Consents.

            (1)   The execution, delivery and performance of each Transaction Document to which Explorer is a party do not, and the consummation by Explorer of the Transactions contemplated thereby will not, (i) conflict with or violate the Charter Documents of Explorer or any of its Subsidiaries, (ii) conflict with or violate any Law or Order applicable to Explorer or any of its Subsidiaries or by which any property or asset of Explorer or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of Explorer or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Explorer or any of its Subsidiaries is a party or by which Explorer or any of its Subsidiaries or any property or asset of Explorer or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that would not, individually or in the aggregate, have an Explorer Material Adverse Effect.

            (2)   The execution, delivery and performances by Explorer of each Transaction Document to which Explorer is a party do not, and the consummation by Explorer of the Transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or Regulatory Body, except for (A) applicable requirements, if any, of the Securities Act and the Exchange Act and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have an Explorer Material Adverse Effect.

          (d)    No Brokers.    Explorer has not entered into any contract, arrangement or understanding with any Person which could impose an obligation on the Company or any Subsidiary of the Company to pay any investment banker's, consultant's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions contemplated hereby, any such amounts to be the sole liability of Explorer.

          (e)    Title; Ownership of Shares.    Explorer owns, beneficially or of record, 1,048,420 shares of Series C Preferred Stock and 12,543,526 shares of Company Common Stock, free and clear of any Liens. Explorer has, and on the Closing Date will have, the right to transfer to the Company, good, valid, and marketable title to the Repurchased Explorer Shares, free and clear of any Liens.

        3.2    Representations and Warranties of the Company.    The Company represents and warrants to Explorer that the following statements are true, complete and correct as of the date of this Agreement and will be true, complete and correct effective as of the Closing Date, as follows:

          (a)    Existence; Good Standing; Corporate Authority.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. As used in this Agreement, the term "Company Material Adverse Effect" means any change, effect, event or condition that has had or could reasonably be expected to (i) have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the Company's ability to consummate the Transactions contemplated hereby.

          (b)    Authorization, Validity and Effect of Agreement.    The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party. Each Transaction Document to which the Company is a party and the consummation by the Company of the Transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that (i) such enforceability may be subject to applicable bankruptcy, reorganization, moratorium, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable and legal defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and (iii) rights to indemnification may be limited by public policy considerations.

          (c)    No Conflict; Required Filings and Consents.

            (1)   The execution, delivery and performance of each Transaction Document to which the Company is a party does not, and the consummation by the Company of the Transactions contemplated thereby will not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (2)   The execution, delivery and performances by the Company of each Transaction Document to which the Company is a party does not, and the consummation by the Company of the Transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or Regulatory Body, except for (A) applicable requirements, if any, of the Securities Act and the Exchange Act and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (d)    No Brokers.    The Company has not entered into any contract, arrangement or understanding with any Person which could impose an obligation on Explorer or any of its Affiliates to pay any investment banker's, consultant's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions contemplated hereby, including the Offering, any such amounts to be the sole liability of the Company.

ARTICLE 4

COVENANTS

        4.1    Filings, Reasonable Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions contemplated by this Agreement, including without limitation (i) obtaining of all necessary actions, waivers, consents and approvals from Governmental or Regulatory Bodies and making of all necessary registrations and filings (including filings with Governmental or Regulatory Bodies) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental or Regulatory Body, (ii) obtaining, in writing, of all necessary consents, approvals or waivers from third parties in form reasonably satisfactory to the Parties, and (iii) executing and delivering any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement.

        4.2    The Offering.    Notwithstanding anything to the contrary, the Company shall have sole and absolute discretion on whether to engage in and consummate the Offering and shall have sole and absolute discretion regarding the terms and conditions of the Offering.

        4.3    Conversion of Explorer Series C Shares.    If the Company exercises the Repurchase Option and repurchases the Repurchased Explorer Shares, Explorer will take all actions and execute all documentation required by the Series C Articles Supplementary to convert all of the remaining Explorer Series C Shares into Company Common Stock

ARTICLE 5

CONDITIONS PRECEDENT TO THE CLOSING

        5.1    Conditions Precedent to the Obligations of the Parties to Complete the Closing.    The obligations of each of the Parties to enter into and complete the Transactions contemplated by the Transaction Documents are subject to the fulfillment at or prior to the Closing of the following conditions:

          (a)    Offering.    The Offering shall be completed simultaneously with or prior to the Closing hereunder and the net proceeds available therefrom, together with other resources, shall be sufficient to enable the Company to fund the Minimum Aggregate Purchase Price.

          (b)    Consents and Waivers.    All authorizations, consents, waivers and approvals as may be required to be obtained by the Parties in connection with the consummation of the Transactions shall have been obtained.

          (c)    Governmental Approvals.    All filings that are required to have been made by the Parties with any Governmental or Regulatory Body in order to carry out the Transactions shall have been made and all authorizations, consents and approvals from any Governmental or Regulatory Body required to carry out the Transactions shall have been received and any applicable waiting periods shall have expired.

          (d)    Proceedings, Orders or Decrees.    There shall not be in force any Order, Action or Proceeding by or before any Governmental or Regulatory Body restraining, restricting, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the Transactions.

        5.2    Transfer Documents.    The Parties shall have executed and delivered to each other such instruments and documents as may be reasonably requested by any of them in order to complete and consummate the Transactions, each in form and substance satisfactory to the Parties, including the instruments and documents contemplated by Article 1.

        5.3    Conditions Precedent to the Obligations of Explorer to Complete the Closing.    In addition to the conditions precedent set forth in Section 5.1, the obligation of Explorer to enter into and complete the Closing are subject to the fulfillment at or prior to the Closing of the following conditions:

          (a)    Accuracy of Representations and Warranties.    Each of the representations and warranties of the Company contained in the Transaction Documents shall be true and correct in all material respects both as of the date of this Agreement and at and as of the date of the Closing as if made at and as of such date (other than representations and warranties which address matters only as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct without regard to any materiality or Company Material Adverse Effect qualification contained therein, would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company's ability to consummate the Transactions contemplated by the Transaction Documents or to perform its obligations thereunder, and Explorer shall have received a certificate of an officer of the Company, acting in his or her capacity as such, to such effect.

          (b)    Fulfillment of Covenants and Other Obligations.    The Company shall have performed or complied in all material respects with all covenants required by the Transaction Documents to be performed or complied with by it on or prior to the Closing and Explorer shall have received a certificate of an officer of the Company, acting in his or her capacity as such, to such effect.

        5.4    Conditions Precedent to the Obligations of the Company to Complete the Closing.    In addition to the conditions precedent set forth in Section 5.1, the obligation of the Company to enter into and complete the Closing are subject to the fulfillment at or prior to the Closing of the following conditions:

          (a)    Accuracy of Representations and Warranties.    Each of the representations and warranties of Explorer contained in the Transaction Documents shall be true and correct in all material respects both as of the date of this Agreement and at and as of the date of the Closing as if made at and as of such date (other than representations and warranties which address matters only as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct without regard to any materiality or Explorer Material Adverse Effect qualification contained therein, would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Explorer's ability to consummate the Transactions contemplated by the Transaction Documents or to perform its obligations thereunder, and the Company shall have received a certificate of an officer of the general partner of Explorer, acting in his or her capacity as such, to such effect.

          (b)    (b) Fulfillment of Covenants and Other Obligations.    Explorer shall have performed or complied in all material respects with all covenants required by the Transaction Documents to be performed or complied with by it on or prior to the Closing and the Company shall have received a certificate of an officer of the general partner of Explorer, acting in his or her capacity as such, to such effect.

ARTICLE 6

TERMINATION

        6.1    Termination Events.    This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a)   By either (i) the Company, if Explorer has materially breached any provision of this Agreement and such material breach has not been waived or cured within fifteen (15) days of such material breach, or (ii) by Explorer, if the Company has materially breached any provision of this Agreement, and such material breach has not been waived or cured within fifteen (15) days of such material breach;

          (b)   By either (i) the Company or (ii) Explorer, if (A) the Company determines not to proceed with the Offering or (B) the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 27, 2004, or such later date as each of the Parties may agree upon; or

          (c)   By mutual consent of each of the Parties hereto.

        6.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 6.1 above, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party as a result of the other Party's fraud, or willful or intentional breach of its representations, warranties or obligations hereunder, the terminating Party shall have the right to pursue all remedies available to it at law or in equity.

ARTICLE 7

GENERAL PROVISIONS

        7.1    Notices.    Any notice or other communication required to be given hereunder shall be in writing, and sent by reputable courier service (with proof of service), by hand delivery or by facsimile

(followed on the same day by delivery by courier service (with proof of delivery) or by hand delivery), addressed as follows:

        If to Explorer:

    Explorer Holdings, L.P.
    4200 Texas Commerce Tower West
    2200 Ross Avenue
    Dallas, Texas 75201
    Attn: Kymberlyn K. Janney
    Fax No.: (214) 220-4949

        With copies to:

    Munsch Hardt Kopf & Harr, P.C.
    1445 Ross Avenue
    4000 Fountain Place
    Dallas, Texas 75202
    Attn: William T. Cavanaugh, Jr., Esq. or Peter E. Lorenzen, Esq.
    Fax No.: (214) 978-4351

        If to the Company:

    Omega Healthcare Investors, Inc.
    Suite 100
    9690 Deereco Road
    Timonium, Maryland 21093
    Attn: Chief Financial Officer
    Fax No.: (410) 427-8822

        With copies to:

    Powell, Goldstein, Frazer & Murphy LLP
    191 Peachtree Street, N.E.
    Suite 1600
    Atlanta, Georgia 30303
    Attn: Rick Miller or Eliot Robinson
    Fax No.: (404) 572-6999

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or actually delivered.

        7.2    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party, except that Explorer will have the right to assign to any direct or indirect wholly owned subsidiary of Explorer or to the direct or indirect partners or limited partners of Explorer any and all rights and obligations of Explorer under this Agreement, provided, that any such assignment will not relieve Explorer from any of its obligations hereunder. Any assignment not granted in accordance with the foregoing shall be null and void. Subject to the first sentence of this Section 7.2, this Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        7.3    Entire Agreement.    This Agreement, the other Transaction Documents and any other documents, instruments and certificates delivered by the Parties in connection herewith or therewith, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto, including, without limitation, any draft proposal or letter of intent, with respect to the Transactions contemplated herein, provided that, except as expressly provided herein or in another Transaction Document, neither this Agreement nor any Transaction Document supercedes or modifies any existing agreement between Explorer and the Company, and each such agreement including, without limitation, that certain Indemnification Agreement dated as of July 14, 2000, by and between the Company and Explorer, shall remain in full force and effect.

        7.4    Amendment.    This Agreement may be amended by the Parties hereto, by action taken by their respective Boards of Directors, or other equivalent governing bodies. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

        7.5    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

        7.6    Counterparts.    This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto. A facsimile copy of a signature page shall be deemed to be an original signature page.

        7.7    Headings.    Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only, and will be given no substantive or interpretive effect whatsoever.

        7.8    Interpretations.    When a reference is made in this Agreement to an Article, Section, Exhibit or Annex, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation," except when used in conjunction with a negative predicate. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by written waiver or written consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        7.9    Waivers.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents. The waiver by any Party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. At any time any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

        7.10    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

        7.11    Enforcement of Agreement.    The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        7.12    Expenses.    All Expenses incurred by the Parties hereto shall be borne solely and entirely by the Party which has incurred such Expenses whether or not the Transactions are consummated. The Company will be solely responsible for payment of any investment banker's, consultant's or finder's fees, brokerage or agent's commissions or other like payments in connection with the Offering; provided, however, that at the Closing the Company will pay to Explorer $150,000 in settlement of all outstanding claims by Explorer for reimbursement of expenses (other than travel and related expenses incurred by representatives of Explorer on behalf of the Company) and in consideration of Explorer's agreement to pay all expenses incurred by it in connection with the Transactions.

        7.13    Jurisdiction; Consent to Service of Process.    (a) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state or federal court located in the State of Delaware (a "Delaware Court"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

          (b)   It will be a condition precedent to each Party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

          (c)   No Party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

          (d)   Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such Party. Each Party irrevocably consents to service of process in any manner permitted by law. Notwithstanding the foregoing, this

  Section 7.13 will not apply to any suit, action or proceeding to enforce a judgment of a Delaware Court.

        7.14    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        7.15    No Strict Construction.    The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Repurchase and Conversion Agreement as of the date first above written.

OMEGA HEALTHCARE INVESTORS, INC.
By:	/s/ C. TAYLOR PICKETT
Name: C. Taylor Pickett Title: Chief Executive Officer
EXPLORER HOLDINGS, L.P.:
By:	Explorer Holdings GenPar, LLC, its General Partner
By:	/s/ KYMBERLYN K. JANNEY
Name: Kymberlyn K. Janney Title: Vice President

SCHEDULE 1
DEFINITIONS

        As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

        1.     "Action or Proceeding" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

        2.     Intentionally omitted.

        3.     An "Affiliate" of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement, the Company shall be deemed not to be an Affiliate of Explorer.

        4.     Intentionally omitted.

        5.     "Business Day" means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by Law to close.

        6.     "Charter Documents" means, with respect to any corporation or entity: those instruments that, among other things, (a) define its existence, as filed or recorded with the applicable Governmental or Regulatory Body, including, without limitation, such corporation's or entity's Articles or Certificate of Incorporation, Organization, Association or Partnership, and (b) otherwise govern its internal affairs including, without limitation, such corporation's or entity's Bylaws, partnership agreement or agreement of limited partnership.

        7.     "Claim" means any pending contest, claim, charge, demand, assessment, action, cause of action, litigation, notice or demand involving any Person.

        8.     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        9.     "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transaction Documents.

        10.   "Governmental or Regulatory Body" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

        11.   "Knowledge" means, in the case of the Company, the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company and, in the case of Explorer, the actual knowledge of any officer of Explorer's general partner and, in each case, the knowledge that such Persons would have obtained of the matter represented after reasonable due and diligent inquiry of those employees and affiliates of such Party whom such officers reasonably believe would have actual knowledge of the matters represented.

        12.   "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, or any state, county, city or other political subdivision or of any Governmental or Regulatory Body.

        13.   "Liability" means any direct or indirect obligation, indebtedness, liability, Claim, loss, damage (including punitive or exemplary damages and fines or penalties or interest thereon), deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

        14.   "Lien" means any lien, pledge, hypothecation, mortgage, security interest, Claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

        15.   "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

        16.   "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

        17.   "Securities Act" means the Securities Act of 1934, as amended.

        18.   "Series C Articles Supplementary" means the Articles Supplementary and any amendments thereto setting forth the preferences, terms and conditions of the Series C Preferred Stock as filed by the Company with the Secretary of State for the State of Maryland.

        19.   Intentionally omitted.

        20.   "Subsidiary" when used with respect to any Person, means any corporation or other Person, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions. For purposes of this Agreement, the Company shall be deemed not to be a Subsidiary of Explorer.

        21.   "Transaction Documents" means this Agreement, and each other certificate, instrument, or agreement necessary to consummate the Transactions contemplated by this Agreement.

        22.   "Transactions" means the Purchase and the transactions contemplated by the Transaction Documents.

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REPURCHASE AND CONVERSION AGREEMENT by and between OMEGA HEALTHCARE INVESTORS, INC. and EXPLORER HOLDINGS, L.P. Dated as of February 5, 2004